                                                                       Exhibit 8

                        [IRELL & MANELLA LLP LETTERHEAD]

                                                                _______   , 1997

Alliance Imaging, Inc.
1065 North PacifiCenter Drive
Suite 200
Anaheim, California 92806

Gentlemen:

     We have acted as counsel for Alliance Imaging, Inc., a Delaware corporation (the "Company"), in connection with the preparation, execution and delivery of the Agreement and Plan of Merger (the "Merger Agreement"), dated as of July 23, 1997, between Newport Investment LLC and the Company (collectively, the "Parties"), and certain documents related or incidental thereto and transactions to be effected thereunder. You have requested our opinion concerning certain United States federal income tax ("U.S. federal income tax") consequences of the transactions to be effected pursuant to the Merger Agreement (the "Recapitalization"). Unless otherwise defined, capitalized terms used herein have the meanings assigned to them in the Merger Agreement.

     In connection with this opinion, we have reviewed such documents as we have found necessary or appropriate, including the Proxy Statement/Prospectus included in the Registration Statement of which this opinion is an exhibit, the Merger Agreement, and related documents pertaining to the Merger. In expressing our opinion, we are relying upon, and the opinion stated in this letter is expressly based upon, the information and representations contained in the documents provided to us by the Parties and the information and representations provided in our discussions with representatives of the Parties. We assume that the documents and information provided to us present an accurate and complete description of all of the facts relevant to the Merger.

     Based upon the foregoing, and assuming that the transactions contemplated by the documents referred to above are consummated in accordance with their terms and descriptions, we are of the opinion that, subject to all the qualifications, limitations, the assumptions set forth herein, the material U.S. federal income tax considerations generally applicable to the Recapitalization are as set forth herein.

     Our opinion does not address all aspects of U.S. federal income tax that may be applicable to Alliance stockholders in light of their status or personal investment circumstances including, without limitation, the alternative minimum tax. In particular, it does not address the U.S. federal income tax consequences of the Recapitalization that are applicable to

Alliance's stockholders subject to special U.S. federal income tax treatment including (without limitation) persons who are not United States citizens or residents, foreign persons, insurance companies, tax-exempt entities, retirement plans, dealers in securities, persons who acquired their Alliance Common Stock pursuant to the exercise of employee stock options or otherwise as compensation and persons who hold their Alliance Common Stock as part of a "straddle," "hedge" or "conversion transaction." Moreover, our opinion does not take into account the particular facts and circumstances of each stockholder's tax status and attributes. As a result, the U.S. federal income tax consequences addressed in our opinion may not apply to each of Alliance's stockholders. Our opinion addresses neither the effect of any applicable state, local or foreign tax laws, nor the effect of any federal tax laws other than those pertaining to the U.S. federal income tax. Accordingly, we recommend that each stockholder consult its own tax advisors regarding the specific tax consequences of the recapitalization, including the application and effect of federal, state, local and foreign tax laws and the possible effects of changes in federal and other tax laws.

     Our opinion is based on certain customary assumptions regarding the factual circumstances that will exist at the Recapitalization Effective Time. If any of these factual assumptions is inaccurate, the U.S. federal income tax consequences of the Recapitalization could differ from those described herein. Our opinion assumes that shares of Alliance Common Stock are held as capital assets (within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the "Code")) at the Recapitalization Effective Time.

     Characterization of the Recapitalization for U.S. Federal Income Tax
     --------------------------------------------------------------------
Purposes.  For U.S. federal income tax purposes, Newco will be disregarded as a
--------
transitory entity, and the merger of Newco with and into Alliance will be treated as a sale of a portion of a stockholder's Alliance Common Stock to the Investor in connection with the Recapitalization and as a redemption of a portion of such stockholder's Alliance Common Stock by Alliance. The number of shares of Alliance Common Stock disposed of by a stockholder pursuant to the Recapitalization that will be treated as sold in the Recapitalization will be equal to the total number of shares surrendered by the stockholder multiplied by
(a) the amount of cash contributed to Newco by the Investor in exchange for Newco stock (or otherwise) prior to the Recapitalization Effective Time (and not attributable to expenses) divided by (b) the aggregate amount of cash paid to stockholders pursuant to the Recapitalization. The remainder of the stockholder's shares of Alliance Common Stock disposed of in the Recapitalization will be treated as redeemed by Alliance.

     Stockholders Receiving Cash.  As described more fully below, the U.S.
     ---------------------------
federal income tax consequences of the Recapitalization with respect to a particular stockholder who receives cash (including cash paid to dissenters and cash paid in lieu of fractional shares) will depend upon, among other things, (i) the extent to which a stockholder is deemed to have sold its Alliance Common Stock in the Recapitalization or is deemed to have had its shares of Alliance Stock redeemed by Alliance and (ii) whether the deemed redemption of a holder's Alliance Common Stock by Alliance will qualify as a sale or exchange under Section 302 of the Code. First, to the extent that a stockholder is considered to have sold Alliance Common Stock in the Recapitalization, such stockholder will recognize either capital gain or loss in an amount equal to the difference between (x) the number of shares treated as sold in the Recapitalization multiplied by $11.00 and (y) the stockholder's adjusted tax basis in such shares. Such gain or loss generally will be mid-term capital gain or loss, currently taxable at a maximum rate of 28% (for individuals), in respect of Alliance Common Stock held by the stockholder for more than one year and long-term capital gain or loss, currently taxable at a maximum rate of 20% (for individuals; which rate may be 10% for individuals in lower tax brackets), in respect of Alliance Common Stock held by the stockholder for more than 18 months. Second, a stockholder also will recognize either capital gain or loss equal to the difference between (x) the number of shares treated as redeemed by Alliance multiplied by $11.00 and (y) the stockholder's adjusted tax basis in such Common Stock, if such redemption is treated as a sale or exchange under Section 302 of the Code with respect to such stockholder. Such gain or loss will also generally be mid-term or long-term capital gain or loss in respect of Alliance Common Stock held by an individual stockholder for more than one year or 18 months, respectively.

     Under Section 302 of the Code, a redemption of Alliance Common Stock pursuant to the Recapitalization will, as a general rule, be treated as a sale or exchange if the redemption (a) results in a "complete termination" of the stockholder's interest in Alliance, (b) is "substantially disproportionate" with respect to the stockholder or (c) is "not essentially equivalent to a dividend" with respect to the stockholder. In determining whether any of these Section 302 tests is satisfied, stockholders must take into account not only Alliance Common Stock that they actually own, but also any Alliance Common Stock they are "deemed" to own under the constructive ownership rules set forth in Section 318 of the Code. Pursuant to these constructive ownership rules, a stockholder will be deemed to own stock that is actually or constructively owned by certain members of his or her family (spouse, children, grandchildren and parents) and other related parties including, for example, certain entities in which such stockholder has a direct or indirect interest (including partnerships, estates, trusts and corporations), as well as shares of stock that such stockholder (or a related person) has the right to acquire upon exercise of an option or conversion right. In addition, if a stockholder lives in a community property state, the community property laws of that state may have an effect on the constructive ownership rules. Section 302(c)(2) of the Code provides certain exceptions to the family attribution rules for the purpose of determining a "complete termination." If a stockholder intends to rely upon these exceptions, the stockholder must file a "waiver of family attribution" statement with his tax return and must comply with certain other requirements set forth in the Code and the Income Tax Regulations promulgated thereunder (the "Regulations").

     The redemption of a stockholder's shares of Alliance Common Stock will result in a "complete termination" of a stockholder's interest in Alliance if either (a) all Alliance Common Stock actually and constructively owned by the stockholder is redeemed or sold pursuant to the Recapitalization or (b) all of the Alliance Common Stock actually owned by the stockholder is redeemed or sold pursuant to the Recapitalization and the stockholder is eligible to waive, and does effectively waive in accordance with Section 302(c) of the Code, attribution of all Alliance Common Stock which otherwise would be considered to be constructively owned by such stockholder. Such waiver of attribution applies only to Alliance Common Stock that would be attributed to a stockholder from members of such stockholder's family.

     The redemption of a stockholder's Alliance Common Stock will be "substantially disproportionate" with respect to such stockholder if the percentage of Alliance Common Stock actually and constructively owned by such stockholder immediately following the Recapitalization is less than 80% of the percentage of Alliance Common Stock actually and constructively owned by such stockholder immediately prior to the Recapitalization and is less than 50% of the total Alliance Common Stock outstanding after the Recapitalization. Waiver of family attribution is not available in applying the "substantially disproportionate" test.

     Even if the redemption of a stockholder's Alliance Common Stock fails to satisfy the "complete termination" test and the "substantially disproportionate" test described above, the redemption of a stockholder's Alliance Common Stock may nevertheless satisfy the "not essentially equivalent to a dividend" test if the stockholder's redemption of Alliance Common Stock pursuant to the Recapitalization results in a "meaningful reduction" in such stockholder's proportionate Alliance Common Stock interest in Alliance. Whether the receipt of cash by a stockholder will be considered "not essentially equivalent to a dividend" will depend upon such stockholder's particular facts and circumstances. No general guidelines indicating the facts and circumstances under which a redemption will be considered to produce a meaningful reduction in proportionate interest have been provided by the courts or issued by the Internal Revenue Service (the "Service"). However, the Service has clearly stated its position that if no reduction in percentage interest occurs, none of the Section 302 tests will be satisfied. Waiver of family attribution is not available in the context of the "not essentially equivalent to a dividend" test.

     In assessing whether the redemption of a stockholder's shares of Alliance Common Stock satisfies the "substantially disproportionate" test or the "not essentially equivalent to a dividend" test described above, it should be emphasized that the Recapitalization will substantially reduce the number of outstanding shares of Alliance Common Stock. As a result, if a stockholder elects to retain a portion of its Alliance Common Stock, the stockholder's percentage interest in Alliance Common Stock of Alliance may not be reduced even if the stockholder receives cash for a substantial portion of its Alliance Common Stock.

     With respect to shares of Alliance Common Stock treated as redeemed, if a stockholder cannot satisfy any of the three tests described above and to the extent Alliance has sufficient current and/or accumulated earnings and profits, such stockholder will be treated as having received a dividend which will be includible in gross income (and treated as ordinary income) in an amount equal to that portion of the cash received with respect to the deemed redemption of the Alliance Common Stock. In addition, the stockholder's basis in such Alliance Common Stock disposed of will not offset the amount of cash received, but instead will be reallocated to shares of Alliance Common Stock still held by such stockholder or, although the matter is not free from doubt, if no shares are actually owned, reallocated to those shares constructively owned, under certain circumstances. To the extent that a portion of the cash received with respect to the deemed redemption of the shares of Alliance Common Stock exceeds the current and/or accumulated earnings and profits of Alliance attributable to the retained and (deemed) redeemed shares of Alliance Common Stock, such excess will first be treated as a non-taxable return of capital to the extent of the basis attributable to such retained and (deemed) redeemed shares and then as a capital gain. Such capital gain will be short-term, mid-term or long-term depending on the holding period for the retained shares. If a stockholder acquired shares of Alliance Common Stock at different times and/or at different prices, the application of the rules for basis reduction, gain recognition and type of capital gain is unclear.

     To the extent that one of the three tests described above is satisfied, a stockholder will be treated as having sold its Alliance Common Stock, which will generally give rise to mid-term or long-term capital gain or loss in respect of Alliance Common Stock held by the individual stockholder for more than 12 or 18 months, respectively. While the marginal tax rates for dividends and capital gains are the same for corporate stockholders, the current maximum U.S. federal income tax rate on ordinary income and short-term capital gains of individuals (39.6%) exceeds the maximum tax rate on mid-term capital gains

(28%) and on long-term capital gains (20%). In addition, capital gain can generally be offset by any capital loss that an individual stockholder may have incurred, whereas capital loss of a corporation may not offset ordinary income, and capital loss of an individual can only offset ordinary income to the extent of $3,000 per year (subject to carryover).

     In the case of a corporate stockholder, if the cash paid is treated as a dividend, such dividend income may be eligible for the 70% (or 80% if more than 20% of the vote and value of Alliance Common Stock is held by such corporate stockholder) dividends-received deduction. The dividends-received deduction is subject to certain limitations, and may not be available if the corporate stockholder does not satisfy certain holding period requirements with respect to Alliance Common Stock or if Alliance Common Stock is treated as "debt financed portfolio Stock" within the meaning of Code Section 246A(c). Additionally, if a dividends-received deduction is available, the dividend may be treated as an "extraordinary dividend" under Section 1059(a) of the Code, in which case a corporate stockholder's adjusted tax basis in Alliance Common Stock retained by such stockholder would be reduced, but not below zero, by the amount of the nontaxed portion of such dividend. Any amount of the nontaxed portion of the dividend in excess of the corporate stockholder's adjusted tax basis generally will be subject to taxation when the extraordinary dividend is received.

     Stockholders Retaining Alliance Common Stock and Receiving No Cash.  The
     ------------------------------------------------------------------
Recapitalization will have no U.S. federal income tax consequences for stockholders who retain their Alliance Common Stock and receive no cash. Accordingly, a stockholder will not recognize any gain or loss on any Alliance Common Stock retained by such stockholder.

     Stockholders Retaining a Portion of their Alliance Common Stock and
     -------------------------------------------------------------------
Receiving Cash.  To the extent that a stockholder elects to retain a portion of
--------------
its Alliance Common Stock and exchange a portion of its Alliance Common Stock for cash and does receive cash, or to the extent a stockholder receives cash in exchange for some portion of its Alliance Common Stock as a result of proration, the tax treatment of the stockholder's receipt of such cash will be the same as set forth above under "Stockholders Receiving Cash."

     Information Reporting and Backup Withholding.  Alliance must report
     --------------------------------------------
annually to the Service and to each stockholder the amount of dividends paid to such stockholder and the backup withholding tax, if any, withheld with respect to such dividends. Backup withholding is a withholding tax imposed at the rate of 31% on certain payments to persons that fail to furnish certain information under the United States information reporting requirements. Payment of the proceeds of a sale of Alliance Common Stock by or through a United States office of a broker is subject to both backup withholding and information reporting unless the beneficial owner establishes an exemption. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against the holder's U.S. federal income tax liability provided the required information is furnished to the Service.

     In expressing our opinion, we mean that, if the Service were to assert a position contrary to the conclusions described herein, the conclusions described herein, if properly presented to a court, should prevail. The Service may take positions contrary to the conclusions expressed herein, and there is a risk that such positions of the Service might ultimately be sustained by the courts. Our opinion is not binding on the Service or the courts, and should not be construed as a guarantee of ultimate results.

     We hereby consent to the use of the name of our firm under the caption "Certain Tax Consequences of the Recapitalization" and "Legal Matters" in the Registration Statement and the related Proxy Statement/Prospectus and consent to the filing of this opinion as an exhibit to the Registration Statement.

     In giving the above consents, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

     The opinion set forth herein is based on our interpretation of the applicable provisions of the Code, the Regulations and administrative and judicial interpretations of the Code and the Regulations, all as currently in effect. Any and all of these could change, and any such change could require a conclusion or conclusions different from the opinion expressed herein. We do not undertake to advise you as to any future changes in the Code, the Regulations, or administrative or judicial interpretations of either that may affect our opinion unless we are specifically retained to do so.

                                                Very truly yours,